Exhibit 99.1

Royal Bancshares of Pennsylvania, Inc. Reports Second Quarter Profit

Commercial Loan and Customer Growth Produce Results Ahead of Last Year

Retail Strategy Boosted by Branch Acquisition Announcement

BALA CYNWYD, PA - - (Marketwired – July 21, 2015) - Royal Bancshares of Pennsylvania, Inc. (“Company”) (NASDAQ: RBPAA), parent company of Royal Bank America (“Royal Bank”), is pleased to report net income attributable to the Company of $1.5 million, or $.03 per diluted share, and $3.1 million, or $0.07 per diluted share, for the three and six months ended June 30, 2015, respectively, compared to net income of $1.4 million, or $.04 per diluted share, and $2.9 million, or $0.10 per diluted share, for the three and six months ended June 30, 2014, respectively. Diluted earnings per share for 2015 were impacted by the increase in average common shares outstanding as a result of the private placement and shareholders’ rights offering which closed in the third quarter of 2014.

Kevin Tylus, the Company's President and Chief Executive Officer, noted, "Loan and customer growth, coupled with the continuing trend in improved credit quality, positively contributed to second quarter and 2015 year to date earnings. Portfolio growth from our leasing subsidiary also added to earnings. Our multi-faceted retail plan to attract and retain consumer deposits continued with the relocation from Jenkintown to the bustling new Willow Grove branch site. And upon regulatory approval of our entry into contiguous Delaware County, PA, the acquisition of our new branch in the county seat of Media will add approximately $38 million, or 7%, to our deposit base and $10 million, or 2%, in commercial loans.”

The Company continues its focus on modernizing the ways customers can access its products and services. A new custom branded “smart phone” application is now available and provides a simpler on-line banking experience, while on-line loan applications are increasing. The suite of cash management products, together with improved physical locations and the Princeton, NJ loan production office, are helping to drive the growth within the Company’s attractive geography.

Highlights for the three and six months ended June 30, 2015 included:

•	Total loans were $447.6 million at June 30, 2015, an increase of $29.0 million, or 6.9%, from $418.7 million at March 31, 2015, and an increase of $32.5 million, or 7.8%, from $415.1 million at December 31, 2014. The majority of the increase was in the commercial real estate portfolio which grew $25.6 million, or 11.1%, from $230.5 million at March 31, 2015 to $256.1 million at June 30, 2015.

•	Non-performing loans of $5.4 million at June 30, 2015 decreased $3.0 million, or 35.5%, from $8.4 million at March 31, 2015 and decreased $4.4 million, or 45.1% from $9.8 million at December 31, 2014. The ratio of non-performing loans to total loans was 1.20%, 1.99%, and 2.36% at June 30, 2015, March 31, 2015, and December 31, 2014, respectively. Excluding tax liens, the ratio of non-performing loans to total loans was 0.99%, 1.82%, and 1.99% at June 30, 2015, March 31, 2015 and December 31, 2014, respectively.

•	Non-performing assets of $15.9 million at June 30, 2015 decreased $3.0 million, or 15.8%, from $18.9 million at March 31, 2015 and decreased $3.7 million, or 18.8%, from December 31, 2014. The ratio of non-performing assets to total assets was 2.19%, 2.61%, and 2.67% at June 30, 2015, March 31, 2015, and December 31, 2014, respectively. Excluding tax liens, the ratio of nonperforming assets to total assets was 0.67%, 1.11%, and 1.19% at June 30, 2015, March 31, 2015, and December 31, 2014, respectively. The purposeful downsizing of the tax lien business, which is not core to Royal Bank’s strategy, has seen a favorable reduction from a high of over $100 million in tax lien assets in 2009 to less than $18.0 million in assets at June 30, 2015.

•	The return on average assets for the three and six months ended June 30, 2015 was 0.81% and 0.85%, respectively, compared to 0.75% and 0.79% for the three and six months ended June 30, 2014.

•	The return on average equity for the three and six months ended June 30, 2015 was 9.03% and 9.56%, respectively, compared to 10.35% and 11.13% for the three and six months ended June 30, 2014. The return on average equity was impacted by the increase in average common equity as a result of the private placement and shareholders’ rights offering which closed in the third quarter of 2014.

•	At June 30, 2015, the Company’s Tier 1 leverage and Total Risk Based Capital ratios were 12.5% and 18.8%, respectively, compared to 11.9% and 19.2%, respectively, at December 31, 2014. The Common Equity Tier 1 ratio was 9.2% at June 30, 2015.

•	Net interest income increased $76,000, or 0.7%, from $11.1 million for the six months ended June 30, 2014 to $11.2 million for the six months ended June 30, 2015, but declined $107,000, or 1.9%, from $5.6 million for the three months ended June 30, 2014 to $5.5 million for the three months ended June 30, 2015. The decrease in the quarterly net interest income was related to a decline in the average yields earned on average investment securities and average loans, which was partially offset by an increase in the average loan balances.

•	The net interest margin was 3.26% for the second quarter of 2015 compared to 3.25% for the comparable period in 2014 and was 3.33% for the six months ended June 30, 2015 compared to 3.24% for the six months ended June 30, 2014. The six month increase of 9 basis points was directly related to an increase in the yield on average interest-earning assets.

•	Non-interest income for the quarter ended June 30, 2015 was $1.3 million and increased $467,000, or 57.2%, from $816,000 for the quarter ended June 30, 2014. Non-interest income for the six months ended June 30, 2015 was $2.1 million and increased $542,000, or 34.1%, from $1.6 million for the six months ended June 30, 2014. The increases for the three and six month periods ended June 30, 2015 were related to increases of $293,000 and $480,000, respectively, in net gains on the sale of investment securities. During 2015, the Company sold investment securities to fund the loan growth.

•	Non-interest expense for the quarter ended June 30, 2015 was $5.7 million and increased $706,000, or 14.0%, from $5.0 million for the quarter ended June 30, 2014. Non-interest expense for the six months ended June 30, 2015 was $11.1 million and increased $759,000, or 7.3%, from $10.4 million for the six months ended June 30, 2014. The increases for the three and six month periods ended June 30, 2015 were related to increases of $138,000 and $369,000, respectively, in employee salaries and benefits and increases of $311,000 and $359,000, respectively, in the provision for unfunded loan commitments due to the growth in such commitments.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Bala Cynwyd, Pennsylvania, is the parent company of Royal Bank America, which is headquartered in Narberth, Pennsylvania. Royal Bank serves growing small and middle market businesses, commercial real estate investors, consumers, and depositors principally in Montgomery, Delaware, Chester, Bucks, Philadelphia and Berks counties in Pennsylvania, central and southern New Jersey, and Delaware. Established in 1963, Royal Bank provides an array of financial products and services through a comprehensive suite of cash management services and thirteen branches and two loan production offices. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America, and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2014.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, dollars in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Interest income	$7,071	$7,209	$14,351	$14,360
Interest expense	1,591	1,622	3,162	3,247
Net Interest Income	5,480	5,587	11,189	11,113
Credit for loan and lease losses	(586)	(75)	(1,166)	(714)
Net interest income after credit for loan and lease losses	6,066	5,662	12,355	11,827
Non-interest income	1,283	816	2,130	1,588
Non-interest expense	5,737	5,031	11,112	10,353
Income before taxes	1,612	1,447	3,373	3,062
Income tax expense	-	-	-	-
Net Income	1,612	1,447	3,373	3,062
Less net income attributable to noncontrolling interest	151	69	321	187
Net Income Attributable to Royal Bancshares	$1,461	$1,378	$3,052	$2,875
Less Preferred stock Series A accumulated dividend and accretion	$429	$829	$853	$1,493
Net income to common shareholders	$1,032	$549	$2,199	$1,382
Income Per Common Share – Basic and Diluted	$0.03	$0.04	$0.07	$0.10

SELECTED PERFORMANCE RATIOS:

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Return on Average Assets	0.81%	0.75%	0.85%	0.79%
Return on Average Equity	9.03%	10.35%	9.56%	11.13%
Average Equity to Average Assets	9.00%	7.22%	8.89%	7.07%
Book Value Per Share	$1.53	$1.84	$1.53	$1.84

	At June 30,	At December 31,
Capital ratios (US GAAP):	2015	2014
Company Tier 1 Leverage	12.5%	11.9%
Company Total Risk Based Capital	18.8%	19.2%
Company Common Equity Tier 1	9.2%	NA

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	At June 30, 2015	At December 31, 2014
Cash and cash equivalents	$28,015	$30,790
Investment securities, at fair value	212,022	250,368
Other investment, at cost	2,250	2,250
Federal Home Loan Bank stock	2,585	2,622
Loans and leases
Commercial real estate and multi-family	222,311	188,861
Construction and land development	33,786	45,662
Commercial and industrial	83,825	76,489
Residential real estate	42,166	42,992
Leases	58,090	51,583
Tax certificates	4,804	7,191
Consumer	2,665	2,354
Loans and leases	447,647	415,132
Allowance for loan and lease losses	(10,036)	(11,708)
Loans and leases, net	437,611	403,424
Bank owned life insurance	15,884	15,636
Other real estate owned, net	10,531	9,779
Premises and equipment, net	5,279	5,201
Accrued interest receivable	4,459	5,270
Other assets	8,568	7,213
Total Assets	$727,204	$732,553

Deposits	$531,510	$530,425
Borrowings	82,198	92,426
Other liabilities	22,435	21,322
Subordinated debentures	25,774	25,774
Royal Bancshares shareholders’ equity	64,869	62,219
Noncontrolling interest	418	387
Total Equity	65,287	62,606
Total Liabilities and Equity	$727,204	$732,553

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
NET INTEREST INCOME AND MARGIN
(Unaudited, in thousands, except percentages)

	For the three months ended			For the three months ended
	June 30, 2015			June 30, 2014
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$20,278	$8	0.16%	$8,284	$5	0.24%
Investment securities	223,012	1,340	2.41%	312,118	1,954	2.51%
Loans	431,957	5,723	5.31%	370,116	5,250	5.69%
Total interest-earning assets	675,247	7,071	4.20%	690,518	7,209	4.19%
Non-interest earning assets	46,056			49,365
Total average assets	$721,303			$739,883
Interest-bearing deposits
NOW and money markets	$201,292	$168	0.33%	$211,381	$166	0.31%
Savings	22,268	10	0.18%	18,520	7	0.15%
Certificates of deposit	220,376	742	1.35%	229,906	726	1.27%
Total interest-bearing deposits	443,936	920	0.83%	459,807	899	0.78%
Borrowings	117,493	671	2.29%	137,441	723	2.11%
Total interest-bearing liabilities	561,429	1,591	1.14%	597,248	1,622	1.09%
Non-interest bearing deposits	73,831			64,702
Other liabilities	21,135			24,517
Shareholders' equity	64,908			53,416
Total average liabilities and equity	$721,303			$739,883
Net interest income		$5,480			$5,587
Net interest margin			3.26%			3.25%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
NET INTEREST INCOME AND MARGIN
(Unaudited, in thousands, except percentages)

	For the six months ended			For the six months ended
	June 30, 2015			June 30, 2014
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$16,028	$13	0.16%	$7,344	$10	0.27%
Investment securities	236,253	2,916	2.49%	315,128	3,876	2.48%
Loans	425,826	11,422	5.41%	368,152	10,474	5.74%
Total interest-earning assets	678,107	14,351	4.27%	690,624	14,360	4.19%
Non-interest earning assets	45,971			46,014
Total average assets	$724,078			$736,638
Interest-bearing deposits
NOW and money markets	$203,102	$326	0.32%	$210,810	$333	0.32%
Savings	20,788	18	0.17%	18,199	16	0.18%
Time deposits	222,552	1,484	1.34%	233,233	1,463	1.26%
Total interest-bearing deposits	446,442	1,828	0.83%	462,242	1,812	0.79%
Borrowings	117,823	1,334	2.28%	133,863	1,435	2.16%
Total interest-bearing liabilities	564,265	3,162	1.13%	596,105	3,247	1.10%
Non-interest bearing deposits	73,413			64,310
Other liabilities	22,031			24,137
Shareholders' equity	64,369			52,086
Total average liabilities and equity	$724,078			$736,638
Net interest income		$11,189			$11,113
Net interest margin			3.33%			3.24%

ASSET QUALITY TRENDS
(Unaudited, in thousands, except percentages)

	At June 30, 2015	At March 31, 2015	At December 31, 2014

Non-performing loans	$4,371	$7,518	$8,113
Non-performing tax certificates	1,013	834	1,700
Total nonperforming loans	5,384	8,352	9,813

Other real estate owned-loans	356	328	349
Other real estate owned-tax certificates	10,175	10,213	9,430
Total other real estate owned	10,531	10,541	9,779
Total nonperforming assets	$15,915	$18,893	$19,592

Ratio of non-performing loans to total loans	1.20%	1.99%	2.36%
Ratio of non-performing assets to total assets	2.19%	2.61%	2.67%
Ratio of allowance for loan and lease losses to total loans	2.24%	2.60%	2.82%
Ratio of allowance for loan and lease losses to non-performing loans	186.40%	130.47%	119.31%